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                                                                     EXHIBIT 99p
                                                                  CODE OF ETHICS

                             WASATCH ADVISORS, INC.
                               WASATCH FUNDS, INC.
                       CODE OF ETHICS FOR PERSONAL TRADING

                             EFFECTIVE MARCH 1, 2000


A. STATEMENT OF GENERAL PRINCIPLES

     This Code of Ethics (the "Code") has been adopted by Wasatch Advisors, Inc. (the "Advisor") and Wasatch Funds, Inc. ("the Fund" or "a Fund") to comply with Rule 204-2(a) under the Investment Advisers Act and Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). This Code contains provisions reasonably necessary to prevent fraudulent, deceptive or manipulative acts by personnel of the Advisor and Fund in connection with their personal transactions in securities held or to be acquired by separate accounts or the Funds. This Code also requires personnel to report their personal securities transactions to the Advisor and Fund.

     The general fiduciary principles that govern personal investment activities are: (1) the duty at all times to place the interests of clients/shareholders first; (2) the requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) the fundamental standard that Advisor/Fund personnel should not take inappropriate advantage of their positions.


B. DEFINITIONS

     "Advisory Person" means any employee of the Advisor who in connection with his regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of a security for a client or Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales.

     "Access Person" means any officer, "interested" Director, Advisory Person, full-time employee of the Advisor (the Fund has officers and Directors but no employees), or any employee who has access to current information regarding the purchase or sale or possible purchase or sale of a security by the Advisor or Fund.

     "Interested Director" means a Director of the Advisor or the Fund who is an "interested person" of the Advisor/Fund within the meaning of Section 2(a)(19) of the 1940 Act.






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     "Disinterested Director" means a Director of the Advisor/Fund who is not an
"interested person" of the Advisor/Fund within the meaning of Section 2(a)(19) of the 1940 Act.

     "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

     "Control" and "Security" have the meanings set forth in Section 2(a)(36) of the 1934 Act.

     "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.


C. EXEMPTED TRANSACTIONS

     Rule 17j-1 under the 1940 Act excludes personal transactions involving certain types of securities that do not implicate the policies of the Rule, e.g., money market instruments (including bankers' acceptances, bank certificates of deposit and commercial paper) and U.S. Government securities and repurchase agreements thereon.

     Securities issued by mutual and money market funds are also generally exempt. However, TRANSACTIONS OF WASATCH FUNDS' SHARES BY ACCESS PERSONS ARE REQUIRED TO BE REPORTED PER SECTION G OF THIS CODE. However, purchases and sales of Wasatch Funds' shares which are part of an automatic investment or withdrawal plan or the employee retirement plans of the Advisor need not be reported.

     Additionally, the prohibitions of Section D of this Code shall not apply to purchases or sales of securities that are:

1. effected in an account over which the Access Person has no direct or indirect influence or control;
2.   non-volitional on the part of the Access Person;
3.   part of an automatic dividend reinvestment plan; or
4. effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.





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D. RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

     1. Pre-clearance -- Access Persons are required to pre-clear by memo approved by the Advisor's Investment Committee each personal securities transaction in a non-exempt security. Requests for pre-clearance can be e-mailed to "approval." Pre-clearance for securities posing no potential conflict of interest can be given by one member of the Investment Committee speaking for the group. In other cases, pre-clearance will require the approval of each of the four members of the Investment Committee. Pre-clearance lasts for five trading days following final approval. The Investment Committee will consider such factors as the number of shares and dollar value of the transaction, the trading volume of the security in question, the recent and anticipated trading activity in the security by clients/Funds, the length of time the individual expects to hold the security, and the individual's motive for purchasing or selling the security. Access persons are prohibited from executing a personal security transaction on a day during which a client/Fund has a pending buy or sell order in that same security until that order is executed or withdrawn.
        Mark Bailey, who is an interested Director but no longer an employee of the Advisor, is specifically exempted from the pre-clearance requirement. The rationale for this is that he is not on-site and is not involved in the day-to-day operations and investment recommendations of the Advisor.

     2. Initial Public Offerings -- Access Persons are prohibited from acquiring any securities in an initial public offering in order to preclude any possibility of their profiting improperly from their positions on behalf of the Advisor or the Fund.

     3. Ban on Short-term Trading Profits -- Advisory Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades are required to be disgorged.

     4. Private placements -- In addition to the factors listed in Item 1 of this Section, pre-clearance for an acquisition by an Advisory Person of securities in a private placement should take into account, among other factors, whether the investment opportunity should be reserved for clients/Funds and whether the opportunity is being offered to an individual by virtue of his position with the Advisor/Fund. Advisory persons who have been authorized to acquire securities in a private placement are required to disclose that investment when they play a part in any subsequent consideration of clients'/Funds' investment in the issuer. In such circumstances, the decision to purchase securities of the issuer should be subject to an independent review by Advisory Persons with no personal interest in the issuer.










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E. PRO-ARB, LLC

     Pro-Arb, LLC will invest in companies involved in publicly announced mergers and acquisitions. This investment strategy is not currently offered to Wasatch clients/Funds. Pro-Arb, LLC is a research and development project intended to test whether the Advisor can successfully and profitably manage a portfolio of arbitrage securities. Pro-Arb, LLC will use money invested by employees of the Advisor.

     The pre-clearance requirement will not apply in the situation of transactions by Pro-Arb, LLC. The rationale for this is that in limiting its investments to publicly announced merger and acquisition candidates, Pro-Arb, LLC will principally invest in securities which in the past have not been held in Wasatch client/Fund portfolios, nor are these types of securities consistent with the investment strategies of Wasatch's existing products. If any securities are to be held in both Wasatch client/Fund portfolios and Pro-Arb, LLC, any potential conflicts of interest will be resolved in favor of Wasatch client/Fund portfolios over Pro-Arb, LLC.

     The ban on short-term trading profits by Advisory Persons also will not apply in the situation of transactions by Pro-Arb, LLC. The rationale for this is that arbitrage investing, by definition, exists to take on the short-term risk of owning take-over stocks. Therefore, most gains will be short-term given the nature of this investment class.

     Regarding the reporting requirements set forth in Section G of this Code, all employees are required to report any transactions in Pro-Arb, LLC on their quarterly Personal Securities Transaction reports. It is the Compliance Officer's responsibility to ascertain that, among other things, investments by Pro-Arb, LLC are limited to publicly announced merger and acquisition candidates and that Wasatch client/Fund portfolios are not disadvantaged by virtue of the operation of Pro-Arb, LLC. Reports on transactions by Pro-Arb, LLC will be presented at least quarterly to the Board of Directors of Wasatch Advisors and Wasatch Funds so that they are comfortable that the interests of clients/shareholders are not adversely affected.


F. PROHIBITED TRANSACTIONS

     Inducing or causing a portfolio to take action, or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the portfolio is a violation of this Code. Examples of this would include causing a portfolio to purchase a security owned by the individual for the purpose of supporting or driving up the price of the security or causing a portfolio to refrain from selling a security in an attempt to protect the value of the individual's investment, such as an outstanding option.








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     Advisory Persons have an affirmative duty to bring suitable securities to the attention of those making investment decisions. Consequently, the failure to recommend a suitable security to, or the failure to purchase a suitable security for, a client/Fund in order to avoid the appearance of conflict from a personal transaction in that security will be considered a violation.


G. OTHER

     1. Gifts -- Access Persons may not receive any gift or other thing of more than de minimis value from any person or entity that does business or seeks to do business with or on behalf of the Advisor or the Fund.

     2. Service as a Director -- Access Persons are prohibited from serving on the Boards of Directors of publicly traded companies held by a client/Fund, absent prior authorization by the Advisors'/Fund's Board based upon a determination that such board service would be consistent with the interests of clients/Fund shareholders. In the relatively small number of instances in which board service is authorized, safeguards should be implemented--either through a Chinese Wall policy or investment restrictions--to address the potential conflicts of interest.


H. REPORTING

     1. Every Access Person shall report the information described in Item 3 of this Section with respect to transactions in non-exempt securities in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security, provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control. Every Access Person shall also make the same report for transactions by members of the Access Person's immediate family including spouse, children and other members of the household over which the Access Person has direct or indirect influence or control.

     2. A disinterested Director of the Advisor or Fund need only report a transaction in a non-exempt security if such Director, at the time of such transaction, knew or, in the ordinary course of fulfilling his official duties as a Director, should have known that such security was held by a client/Fund or was being considered for purchase or sale by a client/Fund.













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     3. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction was effected and shall contain the following information for each transaction in a non-exempt security (see Section
C):

a.   the trade date, name of security, number of shares, price, and net amount;
b. the nature of the transaction, i.e., purchase, sale, or any other type of acquisition or disposition;
c. the name of the broker, dealer or bank with or through whom the transaction was effected; and
d. a separate pre-clearance memo approved by the Advisor's Investment Committee approving each transaction in a non-exempt security.
In addition, the report shall contain the name of any covered securities account established by the access person during the quarter and the date the account was established.

     4. Duplicate Confirms/Statements -- Access Persons are required to direct their brokers to supply the Advisor's Compliance Officer with duplicate copies of trade confirmations and periodic account statements.

     5. Holdings Reports - Access Persons are required to disclose all personal securities holdings within 10 days following the commencement of employment and thereafter on an annual basis. Holdings of exempt securities including money market instruments, certain U.S. Government securities, and securities issued by mutual and money market funds are not required to be reported, except that holdings of Wasatch Funds are required to be reported.

     6. Reports may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

     7. Certification of Compliance -- Access Persons are required to certify within 10 days following the commencement of employment and thereafter annually that they have read and understood this Code of Ethics and recognize that they are subject to it. Further, Access Persons are required to certify annually that they have complied with the requirements of this Code and reported all personal securities transactions required to be reported pursuant to the requirements of this Code.

     8. All reports shall be filed with the Advisor's Compliance Officer, who will review them. The Compliance Officer shall keep all reports confidential except as disclosure thereof to the Advisor's or Fund's Board of Directors or other appropriate persons may be reasonable and necessary to accomplish the purposes of this Code.








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     9. At least annually the Advisor's Compliance Officer shall provide a written report to the Advisor's and Fund's Boards that (a) describes issues that arose during the previous year under this Code including, but not limited to, information about material code or procedure violations and sanctions imposed in response to those material violations, and (b) certifies to the Boards that procedures reasonably necessary to prevent Access Persons from violating this Code have been adopted.

     Absent circumstances which suggest a lack of good faith, a person who follows the procedures set forth in this Section will be presumed not to have violated this Code of Ethics.


I. SANCTIONS

     Upon discovering a violation of this Code of Ethics, the Board of Directors of the Advisor or Fund may impose such sanctions as they deem appropriate including, among other things, a letter of censure or suspension or termination of the employment of the violator.










































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